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                                                          EXHIBIT 11
STATEMENTS RE COMPUTATION OF PER SHARE EARNINGS
Sun Company, Inc. and Subsidiaries

(Dollars in Millions Except Per Share Amounts, Shares in Thousands)
- -----------------------------------------------------------------------

                                                  For the Years Ended
                                                      December 31
                                              ---------------------------
                                                1994        1993      1992
                                               -----      ------   -------
Income (loss) from continuing operations
  before cumulative effect of
  change in accounting principle(1)            $96.7      $283.0    $(316.6)
Income from discontinued
  operations (2)                                  --          --       19.0 (a)
Cumulative effect of change in
  accounting principle (3)                      (6.8)        5.0(b)  (261.0)(b)
                                               -----      ------    -------
Net income (loss)(4)                           $89.9      $288.0    $(558.6)
                                               =====      ======    =======
Weighted average number of shares
  of common stock and common stock
  equivalents outstanding (5)                107,043     106,561    106,212
                                             =======     =======    =======
Earnings (loss) per share of common stock:
  Income (loss) from continuing operations
    before cumulative effect of
    change in accounting principle (1)/(5)     $ .91       $2.65     $(2.98)
  Income from discontinued
    operations (2)/(5)                            --          --        .18
  Cumulative effect of change in
    accounting principle (3)/(5)                (.07)        .05      (2.46)
                                               -----       -----     ------
Net income (loss) (4)/(5)                      $ .84       $2.70     $(5.26)
                                               =====       =====     ======
Weighted average number of shares of
  common stock and common stock
  equivalents outstanding on a fully
  diluted basis (6)                          107,062     106,573    106,212
                                             =======     =======    =======
Earnings (loss) per share of common stock
 on a fully diluted basis:
  Income (loss) from continuing operations
    before cumulative effect of change in
    accounting principle (1)/(6)               $ .91       $2.65     $(2.98)
  Income from discontinued
    operations (2)/(6)                            --          --        .18
  Cumulative effect of change in
    accounting principle (3)/(6)                (.07)        .05      (2.46)
                                               -----       -----     ------
Net income (loss) (4)/(6)                      $ .84       $2.70     $(5.26)
                                               =====       =====     ======

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(a)  Includes impact of discontinued coal and real estate operations.  (See
     Note 2 to the Consolidated Financial Statements in the Company's 1994 Annual Report to Shareholders.)

(b) Includes impact of the cumulative effect of a change in the method of accounting for postemployment benefits in 1994, income taxes in 1993 and postretirement health care and life insurance benefits in 1992. (See Note 7 to the Consolidated Financial Statements in the Company's 1994 Annual Report to Shareholders.)